Exhibit 4.49
Private & confidential

Dated: 30 June, 2022

ALPHA BANK S.A.

(as Lender)

- and -

FRIEND OCEAN NAVIGATION CO.

LORD OCEAN NAVIGATION CO., and

SQUIRE OCEAN NAVIGATION CO.

(as joint and several borrowers)

- and -

SEANERGY MARITIME HOLDINGS CORP. and

DUKE SHIPPING CO.

(as Corporate Guarantors)

FIRST SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 9 August, 2021 for a loan facility of US $44,120,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1.	DEFINITIONS	2

2.	REPRESENTATIONS AND WARRANTIES	4

3.	AGREEMENT OF THE LENDER	5

4.	CONDITIONS	5

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT	6

6.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS	9

7.	ENTIRE AGREEMENT AND AMENDMENT	10

8.	FEES AND EXPENSES	10

9.	MISCELLANEOUS	11

10.	LAW AND JURISDICTION	11

THIS SUPPLEMENTAL AGREEMENT (“this Supplemental Agreement”) is made this  30th   day of June, 2022;

B E T W E E N

(1)
ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting through its office at 93 Akti Miaouli, Piraeus, Greece (the “Lender”); and

(2)	(a)	FRIEND OCEAN NAVIGATION CO., a company duly incorporated and validly existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Republic of Liberia (and includes its successors) (the “Friend Borrower”);

(b)
LORD OCEAN NAVIGATION CO., a company duly incorporated and validly existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Republic of Liberia (and includes its successors (the “Lord Borrower); and

(c)
SQUIRE OCEAN NAVIGATION CO., a company duly incorporated and validly existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Republic of Liberia (and includes its successors) (the “Squire Borrower” )

as joint and several borrowers (hereinafter together called the “Borrowers” and singly a “Borrower”); and

(3)         (a)           SEANERGY MARITIME HOLDINGS CORP., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Existing Corporate Guarantor” which expressions shall include its successors); and

(b)          DUKE SHIPPING CO., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Collateral Owner” which expression shall include its successors and together with the Existing Corporate Guarantor hereinafter called the “Corporate Guarantors”);

as joint and several corporate guarantors; and

IS SUPPLEMENTAL to a loan agreement dated 9 August, 2021 made between (i) the Lender as lender, and (ii) the Borrowers, as joint and several borrowers as amended and/or supplemented by a First Supplemental Letter dated 1 December, 2021, (the said loan agreement as amended and/or supplemented by the said first supplemental letter is hereinafter called the “Principal Agreement”) on the terms and conditions of which the Lender agreed to advance and has advanced to the Borrowers a secured floating interest rate term loan facility in the amount of up to United States Dollars forty four million one hundred twenty thousand Dollars ($44,120,000) (the “Loan”), for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the “Loan Agreement”).

W H E R E A S:

(A)
The Existing Corporate Guarantor has executed an irrevocable and unconditional Corporate Guarantee dated 9 August, 2021 in favour of the Lender by way of security for all monies now or hereafter due or payable by the Borrowers to the Lender under or pursuant to the Loan Agreement and the other Finance Documents (the “Existing Corporate Guarantee”);

(B)
the Borrowers and the Corporate Guarantors hereby acknowledge and confirm that (a) the Lender, as lender, has advanced to the Borrowers, as joint and several borrowers, the full amount of the Commitment in the principal amount of United States Dollars forty four million one hundred twenty thousand Dollars ($44,120,000) and (b) as the date hereof the principal amount of United States Dollars thirty seven million twenty thousand (US$37,020,000) in respect of the Loan remains outstanding; and

(C)
the Collateral Owner has entered into a Loan Agreement with the Lender dated 21 June 2021 (the "Associated Loan Agreement”) whereby the Lender has made available to the Collateral Owner subject to the terms set forth therein a secured floating interest loan facility in the principal amount of United States Dollars Twenty one million ($21,000,000) (the "Associated Loan”) for the purpose set forth therein which has been secured by (inter alia) a first priority mortgage on the Collateral Vessel; and

(D)	it has been a condition precedent for the Lender to make the Associated Loan available to the Collateral Owner that:

(i)
the Collateral Owner shall execute the Collateral Corporate Guarantee which shall be secured by the Collateral Mortgage, the Collateral Account Pledge Agreement, the Collateral General Assignment and the Collateral Manager’s Undertakings; and

(ii)	that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2	Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Additional Security Documents” means the Collateral Account Pledge Agreement, the Collateral Corporate Guarantee, the Collateral Mortgage, the Collateral General Assignment and the Collateral Manager’s Undertakings;

“Effective Date” means the date hereof or such earlier or later date as the Lender may agree in writing upon which all the conditions contained in Clause 5 (Variations to the Principal Agreement) shall have been satisfied and this Supplemental Agreement shall become effective;

 “Collateral Accounts Pledge Agreement” means an agreement to be entered into between the Collateral Owner and the Lender for the creation of a second priority pledge over the Collateral Owner’s Operating Account in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Collateral Approved Manager's Undertaking” means a letter of undertaking and subordination executed or to be executed by the relevant Approved Manager in favour of the Lender, agreeing certain matters in relation to that Approved Manager serving as commercial or, as the case may be, technical manager of the Collateral Vessel including (inter alia) an assignment of that Approved Manager's rights, title and interest in the Insurances of the Vessel and subordinating its rights against the Collateral Vessel and/or the Collateral Owner to the rights of the Lender under the Finance Documents, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Collateral Approved Managers’ Undertakings”);

“Collateral Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the Collateral Owner as security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under the Loan Agreement and the other Finance Documents, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented; and

“Collateral Owner” means DUKE SHIPPING CO., a company duly incorporated in the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and includes its successors in title.

“Collateral General Assignment” means, in relation to the Collateral Vessel, the second priority assignment of the Earnings, Insurances and Requisition Compensation collateral to the Collateral Mortgage executed or (as the context may require) to be executed by the Collateral Owner in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Collateral Mortgage” in relation to the Collateral Vessel means the second preferred ship mortgage on that Vessel to be executed by the Collateral Owner in favour of the Lender in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Collateral Vessel” means the bulk carrier “DUKESHIP” of about 93,385 gt and 60,175 nt, built in 2010 in Japan by Sasebo Heavy Industries Co. Ltd., IMO No. 9402304, registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro under Official Number: 9710 in the ownership of the Collateral Owner, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described Vessel;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

1.3          Interpretation

Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms) of the Loan Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties of the Principal Agreement

The Borrowers hereby, jointly and severally, represent and warrant to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Supplemental Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2	Additional Representations and warranties

In addition to the above, the Borrowers and the Corporate Guarantors, jointly and severally, hereby represent and warrant to the Lender as at the date of this Supplemental Agreement that:

a.
Due Incorporation/Valid Existence: each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement, the Additional Security Documents and the Security Documents to which each is or is to be a party and has complied with all statutory and other requirements relative to its business;

b.
Licences/Authorisation: all necessary licences, consents and authorisations, governmental or otherwise under this Agreement, the Principal Agreement, the  Additional Security Documents have been obtained and, as of the date of this Agreement, no further consents or authorisations are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

c.
Validity and Binding effect: this Agreement constitutes and each of the Additional Security Documents on the execution thereof will constitute, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.
No conflict with law and other obligations: the execution and delivery of and the performance of the provisions of this Agreement and the Additional Security Documents do not and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.
No litigation: no action, suit or proceeding is pending or threatened against any of the Security Parties or their respective assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of such Security Party; and

f.	No default: none of the Security Parties is and at the Effective Date will be in default under any agreement relating to Financial Indebtedness by which it is or will be at the Effective Date bound;

g.	No US Tax Obligor: Neither the Borrowers nor any other Security Party is a US Tax Obligor; and

h.	Sanctions:

(a)
neither the Borrowers nor any other Security Party is a Sanctions Restricted Person and neither of them are owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Sanctions Restricted Person and none of the Borrowers and the other Security Parties own or control a Sanctions Restricted Person; and

(b)
no proceeds of the Loan have been made available, directly or to the knowledge of the Borrowers or indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by applicable Sanctions

2.3
The representations and warranties of the Security Parties in this Agreement shall survive the execution of this Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

3.	AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 (Representations and warranties) hereby agrees with the Borrowers, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 (Conditions), to consent to the amendment of the Principal Agreement in the manner more particularly set out in Clause 5 (Variations to the Principal Agreement).

4.	CONDITIONS

4.1	Conditions

The agreement of the Lender contained in Clause 3 (Agreement of the Lender) shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and its legal advisers:

a.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrowers and the Corporate Guarantors;

b.
a recent certificate of incumbency of each Borrower and each Corporate Guarantor issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

c.
if required by the Lender, resolutions duly passed by the Board of Directors, of the Collateral Owner and resolutions passed at a meeting of the shareholders of the Collateral Owner evidencing approval of this Supplemental Agreement and the Additional Security Documents to which the Collateral Owner is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement and the Additional Security Documents, as applicable, on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d.
all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement and the Additional Security Documents, as applicable, evidencing approval of this Supplemental Agreement and the Additional Security Documents, as applicable, and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement and the Additional Security Documents, as applicable, on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

e.
if required by the Lender, the original of any power(s) of attorney issued by the Collateral Owner in favour of any person executing this Supplemental Agreement and the Additional Security Documents, as applicable;

f.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement and the Additional Security Documents, as applicable;

g.	such favourable legal opinions from lawyers acceptable to the Lender and its legal advisors in this Supplemental Agreement as the Lender shall require;

h.	the Additional Security Documents;

i.
evidence satisfactory to the Lender that the Collateral Vessel is duly registered under the laws and flag of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Collateral Owner;

j.
evidence that the Collateral Vessel is fully classed with the highest classification available with a classification society for vessels of the same type that is a full member of IACS without overdue recommendations or notations affecting class (other than those notified in writing to the Lender and accepted by the Lender in writing) and with all trading and other class certificates, national and international, valid and in full force and effect;

k.	evidence satisfactory to the Lender that the Collateral Mortgage has been duly registered on the Collateral Vessel in favour of the Lender in accordance with the laws of the Marshall Islands;

l.
all necessary confirmation by the Collateral Vessel’s insurers that they will issue their letters of undertaking and endorse notices of assignment and loss payable clauses on the insurances, satisfactory to the Lender in its discretion;

m.	evidence that the Collateral Vessel and its Operator are in compliance with the terms of the ISM Code and the ISPS Code

n.
evidence that the Collateral Vessel is managed by the relevant Approved Manager together with a true and complete copy of each Management Agreement and made between the relevant Approved Manager, as the commercial or, as the case may be, technical manager of the Collateral Vessel and the Collateral Owner as owner of such Vessel;

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1	Amendments

In consideration of the agreement of the Lender contained in Clause 3 (Agreement of the Lender), the Borrowers hereby agree with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 (Conditions), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with effect as from the Effective Date, the following new definitions shall be added to Clause 1.2 (Definitions) of the Principal Agreement reading as follows:

 “Additional Security Documents” means the Collateral Account Pledge Agreement, the Collateral Corporate Guarantee, the Collateral Mortgage, the Collateral General Assignment and the Collateral Manager’s Undertakings;

“Anglo-Eastern” means Anglo-Eastern Crew Management (Asia) Limited, a corporation incorporated in Hong Kong, with registered office at 17/F, Kingston International Centre, 19 Wang Chiu Road, Kowloon Bay, Kowloon, Hong Kong;

 “Approved Crew Managers” in relation to (i) the Collateral  Vessel, means for the time being, Anglo-Eastern and (ii) the “LORDSHIP”, means for the time being, V.Ships Cyprus or any other person appointed by the Owner of such Vessel with the prior written consent of the Lender not to be unreasonably withheld or delayed, as the crew manager of the Vessel owned by it, and includes its successors in title;

 “Collateral Account Pledge Agreement” means an agreement to be entered into between the Collateral Owner and the Lender for the creation of a second priority pledge over the Collateral Owner’s Operating Account in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Collateral Approved Manager's Undertaking” means a second priority letter of undertaking and subordination executed or to be executed by the relevant Approved Manager in favour of the Lender, agreeing certain matters in relation to that Approved Manager serving as commercial or, as the case may be, technical manager of the Collateral Vessel including (inter alia) a second priority  assignment of that Approved Manager's rights, title and interest in the Insurances of the Vessel and subordinating its rights against the Collateral Vessel and/or the Collateral Owner to the rights of the Lender under the Finance Documents, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Collateral Approved Managers’ Undertakings”);

“Collateral Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the Collateral Owner as security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under the Loan Agreement and the other Finance Documents, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented; and

 “Collateral General Assignment” means, in relation to the Collateral Vessel, the second priority assignment of the Earnings, Insurances and Requisition Compensation collateral to the Collateral Mortgage executed or (as the context may require) to be executed by the Collateral Owner in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Collateral Mortgage” in relation to the Collateral Vessel means the second preferred ship mortgage on that Vessel to be executed by the Collateral Owner in favour of the Lender in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented”);

“Collateral Owner” means DUKE SHIPPING CO., a company duly incorporated in the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and includes its successors in title.

 “Collateral Vessel” means the bulk carrier “DUKESHIP” of about 93,385 gt and 60,175 nt, built in 2010 in Japan by Sasebo Heavy Industries Co. Ltd., IMO No. 9402304, registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro under Official Number: 9710 in the ownership of the Collateral Owner, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described Vessel; and

“First Supplemental Agreement” means the First Supplemental Agreement dated 30 June 2022 supplemental to this Agreement executed and made between (inter alia) the Borrowers and the Lender, whereby this Agreement has been amended as therein provided;

b.	with effect as from the Effective Date, the following definitions shall be amended to read as follows:

““Approved Managers” means the Approved Commercial Managers, the Approved Crew Managers and the Approved Technical Managers;

“Approved Technical Managers” in relation to: (i) the Collateral Vessel and the “LORDSHIP”, means for the time being Seanergy Shipmanagement (ii) the “FRIENDSHIP”, means for the time being V.Ships Greece and Seanergy Shipmanagement and (iii) the “SQUIRESHIP” means for the time being, V.Ships Cyprus or any other person appointed by the Owner of such Vessel with the prior written consent of the Lender not to be unreasonably withheld or delayed, as the technical manager of the Vessel owned by it, and includes its successors in title;

c.
with effect from the date hereof all obligations undertaken by the Owners in Clause 8 of the Loan Agreement in respect of the respective Vessel owned by it shall be binding by the Collateral Owner as owner of the Collateral Vessel;

d.
with effect from the date hereof the definitions and all references in the Principal Agreement and the Security Documents to “Corporate Guarantors”, “Security Parties” and “Owners” shall be deemed to include the ‘Collateral Owner’, as herein defined, as the context may require and as may be applicable;

e.
with effect from the date hereof the definitions and all references in the Principal Agreement and the Security Documents to “Corporate Guarantee(s)”, shall be deemed to include the ‘Collateral Corporate Guarantee’, as herein defined, as the context may require;

f.
with effect from the date hereof the definition and all references in the Principal Agreement and the Security Documents to “Mortgage” or “Mortgages” shall be deemed to include the ‘Collateral Mortgage’, as the context may require;

g.
with effect from the date hereof the definition and all references in the Principal Agreement and the Security Documents to “General Assignment” or “General Assignments” shall be deemed to include the ‘Collateral General Assignment’ as the context may require;

h.
with effect from the date hereof the definition and all references in the Principal Agreement and the Security Documents to “Manager’s Undertakings” shall be deemed to include the ‘Collateral Manager’s Undertakings’ as the context may require;

i.
with effect from the date hereof the definition and all references in the Principal Agreement and the Security Documents to “this Supplemental Agreement”, “hereunder” and the like in the Principal Agreement and “the Loan Agreement” in the Security Documents shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement; and

j.
with effect from the date hereof the definition and all references in the Principal Agreement and the Security Documents to “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as the Additional Security Documents and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Outstanding Indebtedness payable to the Lender under the Principal Agreement (as hereby amended) and the Security Documents (as herein defined) as well as for the performance by the Borrowers and the other Security Parties of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the other Finance Documents.

6.	RECONFIRMATION

6.1	Reconfirmation of obligations

Each of the Borrowers hereby reconfirms its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended herein, of the Principal Agreement.

6.2	Acknowledgement

Each of the Borrowers and the Existing Corporate Guarantor hereby acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement and the Additional Security Documents.

7.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

The Borrowers and the Existing Corporate Guarantor agree that:

(a)
Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Supplemental Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement all the terms and conditions of the Principal Agreement shall continue in full force and effect and apply to this Supplemental Agreement as well, as if repeated in extenso herein and the security constituted by the Security Documents executed by the Borrowers and the other Security Parties shall continue and remain valid and enforceable;

(b)
the Principal Agreement as amended by this Supplemental Agreement and this Supplemental Agreement constitute an integral agreement (referred to as the Loan Agreement) which is valid and binding upon its parties in accordance with its terms; and

(c)
the other Security Documents as may be amended by any consequential modification - as may be necessary to give full effect to the terms of this Supplemental Agreement - are and shall remain in full force and effect and binding on their respective parties in accordance with their respective terms as security of the obligations of the Borrowers under the Principal Agreement, as amended the above First Supplemental Agreement, and in respect of all sums due to the Lender under the Principal Agreement (as so amended) and each such Security Party shall remain liable under the Security Document(s) to which is a party for all obligations and liabilities assumed by it thereunder

8.	ENTIRE AGREEMENT AND AMENDMENT

8.1	Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8.2	Supplemental Agreement - Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9.	CONTINUANCE AND RECONFIRMATION OF THE EXISTING CORPORATE GUARANTEE

The Existing Corporate Guarantor hereby confirms that, notwithstanding the variation to the Principal Agreement contained herein, the provisions of the Existing Corporate Guarantee shall remain in full force and effect as guarantee of the obligations of the Borrowers under the Principal Agreement, as amended hereby, and the Security Documents and in respect of all sums due to the Lender under the Principal Agreement (as so amended).

10.	FEES AND EXPENSES

10.1       Costs and expenses

The Borrowers covenant and agree to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

10.2	Stamp Duty

The Borrowers covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement and/or any document executed pursuant hereto.

11.	ASSIGNMENT

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

12.	MISCELLANEOUS

12.1	Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 (Reconfirmation), 7 (Continuance of Principal Agreement and the Security Documents) and 8 (Entire agreement and amendment) of this Supplemental Agreement, the provisions of Clauses 2.9 (Evidence), 15.7 (Severability of Provisions) and 17.1 (Notices) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth in extenso herein.

11.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 18 (Law and Jurisdiction) of the Principal Agreement shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

13.2	Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

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EXECUTION PAGE

THE BORROWERS

SIGNED by	)
Mrs. Theodora Mitropetrou	)
for and on behalf of	)
FRIEND OCEAN NAVIGATION CO.,	)	/s/ Theodora Mitropetrou
of Liberia, in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mrs. Theodora Mitropetrou	)
for and on behalf of	)
LORD OCEAN NAVIGATION CO.	)
of Liberia,	)	/s/ Theodora Mitropetrou
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mrs. Theodora Mitropetrou	)
for and on behalf of	)
SQUIRE OCEAN NAVIGATION CO.	)	/s/ Theodora Mitropetrou
of Liberia, in the presence of:	)	Attorney-in-fact

THE CORPORATE GUARANTORS
EXECUTED and DELIVERED as a DEED	)
Mrs. Theodora Mitropetrou	)
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
of the Marshall Islands,	)	/s/ Theodora Mitropetrou
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mrs. Theodora Mitropetrou	)
for and on behalf of	)
DUKE SHIPPING CO.,	)	/s/ Theodora Mitropetrou
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness to all above signatures:

/s/ Ioannis Kotronias
Name: Ioannis Kotronias
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

THE LENDER

SIGNED by	)
Mr. Konstantinos Flokos	)	/s/ C.V. Flokos
Mrs. Evangelia Makri	)	Attorney-in-fact
for and on behalf of	)	/s/ E.D. Makri
ALPHA BANK S.A.,	)	Attorney-in-fact
of Greece,	)
in the presence of:	)

Witness:	/s/ Ioannis Kotronias
Name:	Ioannis Kotronias
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	Attorney-at-law